Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of our report dated February 25, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information included in Note 18 as to which the date is August 7, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Company’s Current Report on Form 8-K/A dated June 25, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
August 7, 2013